                                                                    EXHIBIT 99.1

(b) PRO FORMA FINANCIAL DATA

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following unaudited pro forma combined condensed statement of operations for Accrue Software, Inc. ("Accrue") consists of the unaudited pro forma combined condensed statement of operations for the six months ended September 30, 2000. This pro forma financial data gives effect to Accrue's acquisition of InfoCharger (a Business Unit of Tantau Software, Inc.) ("InfoCharger") in a business combination accounted for as a purchase, which closed on July 14, 2000. In exchange for the assets and liabilities of InfoCharger, Accrue issued InfoCharger approximately 1.7 million shares of its common stock and paid $5.0 million in cash.

Pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of Accrue and InfoCharger.

The purchase price of InfoCharger was $59.2 million based upon the average market price of a share of Accrue common stock in a range four trading days before the merger was consummated on July 14, 2000, as quoted on the NASDAQ National Market, and included $5.0 million in cash consideration and $0.2 million of estimated direct acquisition costs. The excess of the purchase price over the fair value of net assets has been allocated to goodwill and intangibles.

The unaudited pro forma combined condensed statement of operations combine Accrue's historical results of operations for the six months ended September 30, 2000 with InfoCharger's historical results of operations for the six months ended June 30, 2000 and have been prepared as if the InfoCharger acquisition occurred on April 1, 1999.

The unaudited pro forma combined condensed financial data is not necessarily indicative of what the actual operating results would have been for the combined company had the transaction taken place on April 1, 1999, and do not purport to indicate the results of future operations.

ACCRUE SOFTWARE, INC.
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
(in thousands)


                                                                                                          Pro Forma
                                                      Accrue          InfoCharger                         Combined
                                                   for the six        for the six                        for the six
                                                   months ended       months ended      Pro Forma        months ended
                                                September 30, 2000    June 30, 2000    Adjustments    September 30, 2000
Net revenue
  Software license                                   $  13,650         $     310        $      --         $  13,980
  Maintenance and service                                6,136                75               --             6,210
                                                     ---------         ---------        ---------         ---------
    Total revenue                                       19,785               385               --            20,170

Cost of revenues
  Software license                                         480                10               --               489
  Maintenance and service                                3,194                --               --             3,194
                                                     ---------         ---------        ---------         ---------
    Total cost of revenue                                3,683                10               --             3,693
                                                     ---------         ---------        ---------         ---------

Gross profit                                            16,102               375               --            16,477
                                                     ---------         ---------        ---------         ---------
Operating expenses
  Research and development                               3,995               540               --             4,538
  Sales, general and administrative                      9,683               340               --            10,023
  Amortization of intangibles and goodwill              27,103                --            4,783 (A)        31,885
  In-process research and development                    4,503
  Stock-based compensation expense                       1,347                --               --             1,347
                                                     ---------         ---------        ---------         ---------
    Total operating expenses                            46,631               680            4,783            62,284
                                                     ---------         ---------        ---------         ---------
Loss from operations                                   (30,529)             (505)          (4,783)          (35,617)
Other, net                                                 405               (16)              --               387
                                                     ---------         ---------        ---------         ---------
   Net loss                                          $ (30,124)        $    (523)       $  (4,783)        $ (35,400)
                                                     ---------         ---------        ---------         ---------
   Net loss per share, basic and diluted             $   (1.13)                                           $   (1.26)
                                                     =========                                            =========
   Shares used in computing net loss per
     share, basic and diluted                           28,705                              1,657 (B)        28,573
                                                     =========                          =========         =========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Data for explanation of Pro Forma acquisition adjustments.

ACCRUE SOFTWARE, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
SIX MONTHS ENDED SEPTEMBER 30, 2000

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined condensed statement of operations give effect to Accrue's acquisition of InfoCharger, in a business combination accounted for as a purchase, which was consummated on July 14, 2000. At that date, Accrue issued 1,666,667 shares of its common stock and paid $5.0 million in cash for the assets and liabilities of InfoCharger.

The pro forma statement of operations has been prepared on the basis of assumptions described in the following notes and include the allocation of the consideration paid for the assets and liabilities of InfoCharger based on independent third party valuations of their fair value. In the opinion of Accrue's management, all adjustments necessary to present fairly such pro forma statement of operations have been made based on the terms and structure of the InfoCharger acquisition.

The pro forma statement of operations are not necessarily indicative of what the actual financial results would have been had the transaction taken place on April 1, 1999, and do not purport to indicate the results of future operations.

Below is a table of the acquisition consideration, purchase price allocation and annual amortization of the intangible assets and goodwill acquired (in thousands):

                                                                 Amortization        Annual
                                                                    Period        Amortization
Purchase price allocation:
   Tangible net assets acquired                    $   273               --
   Intangible net assets acquired:
      Developed technology                           2,349                3              783
      In-process research and development            1,514               --
      Assembled workforce                              331                3              110
      Goodwill                                      54,721                3           18,240
                                                   -------
         Total                                     $59,188
                                                   =======

Tangible assets of InfoCharger principally include accounts receivable and property and equipment. Liabilities of InfoCharger assumed principally include accounts payable and deferred revenue.

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology's life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable. The developed technology will be amortized on a straight-line basis over three years.

The value of $1.5 million allocated to a project identified as in-process research and development will be charged to expense during the second quarter of fiscal 2001 but has not been reflected in the Accrue unaudited pro forma combined condensed statement of operations as it is non-recurring in nature.

The write-off was necessary because the acquired in-process research and development has not yet reached technological feasibility and has no future alternative uses. The product under development may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into a commercially viable product principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its designed specifications, including functions, features, and technical performance requirements.

The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the product, including costs to complete the development of the technology and the future revenue to be earned upon commercialization of the product. The estimated stage of completion (expressed as a percentage of completion) for the project was calculated and then the percentage was applied to the expected net cash flows. The percentage of completion for the InfoCharger project was 37%. These cash flows were then discounted back to their net present value at a discount rate of 25%, which is consistent with industry averages. The projected net cash flows from the project were based on management's estimates of revenues and operating profits related to the project.

To determine the revenue attributable to the in-process research technology, consideration was also given to the contribution of the existing technology which will be utilized in the development of the in-process technology, referred to as "core technology". The value allocated to the core technology was determined by assigning a leverage factor to the estimated projected net cash flows related to the product under development after analysis of both the effort and work completed as well as the expected value of the in-process technology. The projected net cash flows from the products assigned to core technology using the leverage factor were then discounted back to their net present value.

The value allocated to the assembled workforce is attributable to the InfoCharger workforce in place after the acquisition which eliminates the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting.

Goodwill is determined based on the residual difference between the amount of consideration to be paid and the values assigned to identified net tangible and intangible assets.

2. PRO FORMA NET LOSS PER SHARE

Pro forma basic and diluted net loss per share are based on the weighted average number of shares of Accrue common stock outstanding during the period and the number of shares of Accrue common stock to be issued in connection with the InfoCharger acquisition. The following options have not been included in the computation of pro forma diluted net loss per share because their effect would be antidilutive.


Potential Common Securities               As of September 30, 2000
Antidilutive options, warrant and
shares subject to repurchase not
included in loss per share calculations          1,283
                                                 -----


3. PRO FORMA ADJUSTMENTS

A.  To record the amortization of acquired intangible assets and goodwill.

B. To reflect the number of Accrue shares exchanged for the affiliate investment in InfoCharger.